Discussion Materials for the Special Committee of the Board of Directors 21 June 2013 Investment banking services are provided by Harris Williams LLC, a registered broker - dealer and member of FINRA and SIPC, and Harris Williams & Co . Ltd, which is authorized and regulated by the Financial Conduct Authority . Harris Williams & Co . is a trade name under which Harris Williams LLC and Harris Williams & Co . Ltd conduct business . Project Blue Eagle Exhibit (c)(3)

Project Blue Eagle Strictly Confidential – For Discussion Purposes Only Blue Eagle Valuation Considerations I Process and Timing Discussion II Preliminary Discussion of Potential Acquirers III Appendix: Marketing Materials Outline Table of Contents

Project Blue Eagle Strictly Confidential – For Discussion Purposes Only Introduction and Agenda I – 3 The following materials are intended for discussion with the Special Committee of the Board of Directors of Blue Eagle, key members of Blue Eagle management, and the Special Committee’s financial (Harris Williams & Co. (HW&Co.)) and legal (Kilpatrick Townsend & Stockton (KT&S)) counsel. • The analyses contained in this document reflect HW&Co.’s work thus far and are based off market data as of June 19, 2013. • HW&Co. expects to refine these analyses as necessary with continued input from the Special Committee, management, and KT&S. HW&Co. proposes the following agenda for our time together today: • Review current market dynamics, the Company plan, and related valuation. • Review of process timeline and the roles of the Special Committee, KT&S, and HW&Co. • Discussion of representative potential investors including financial buyers with interest in 3PL / logistics solution providers and eCommerce - focused 3PL providers. • Executive session with Special Committee, KT&S, and HW&Co.

Project Blue Eagle Strictly Confidential – For Discussion Purposes Only Select Industry News of Note I – 4 Other Related Industry News • SpeedFC acquired by Navarre on November 20 , 2012 . • Purchase price of $ 50 million (cash and stock), plus an earnout of $ 10 million cash and 3 . 3 million shares of common stock (worth $ 8 . 3 million as of June 10 , 2013 ) . • Implied, unadjusted ~ 13 x EV/ LTM EBITDA based off up - front consideration, which does not include any adjustments or the impact of peak season Q 4 EBITDA . • Announced strategic partnership and received a private investment from transcosmos on May 15 , 2013 : – $ 14 . 7 million total proceeds – Post money valuation of 7 . 0 x LTM EBITDA – 7 . 5 % premium over prior close ( 5 / 14 ) and 14 . 5 % premium over trailing 60 day average . • GSI Commerce is integrating operations with eBay’s Magento technology to offer an integrated eCommerce solution ( 6 / 6 / 13 ) . • Rakuten acquires Webgistix , a cloud - based software provider for eCommerce fulfillment on ( 6 / 6 / 13 ) . • Netsuite acquires Order Management, a provider of cloud - based software for direct - to - consumer order management systems ( 5 / 18 / 13 ) . $3.00 $3.20 $3.40 $3.60 $3.80 $4.00 $4.20 $4.40 $4.60 PFSWeb / transcosmos Announcement

Project Blue Eagle Strictly Confidential – For Discussion Purposes Only Financial Model Overview Revenue and EBITDA Historical and Projected Revenue 1 (1) Note: Adjusted per management plan, further detail on I - 16. Management budget / plan as of May 31, 2013 For the Years Ended and Ending December 31, 2008 - 2017P ($ in mm) For the Years Ended and Ending December 31, 2008 - 2017P ($ in mm) I – 5 Historical and Projected EBITDA $104.5 $87.4 $67.4 $74.9 $94.0 $106.4 $118.6 $132.6 $147.9 $164.7 26.9 12.6 12.3 9.7 13.7 14.6 15.4 16.1 16.9 17.8 131.4 100.0 79.6 84.7 107.7 121.0 134.0 148.7 164.8 182.5 $0.0 $40.0 $80.0 $120.0 $160.0 $200.0 2008 2009 2010 2011 2012 2013E 2014P 2015P 2016P 2017P Service Revenue Freight Revenue 8.9 7.0 1.0 2.0 7.5 10.4 13.5 18.2 23.4 29.1 11.6 8.8 2.0 3.1 8.8 12.4 14.6 19.3 24.5 30.1 0.0 5.0 10.0 15.0 20.0 25.0 30.0 35.0 2008 2009 2010 2011 2012 2013E 2014P 2015P 2016P 2017P Reported EBITDA Adjusted EBITDA

Project Blue Eagle Strictly Confidential – For Discussion Purposes Only 8.8% 8.8% 2.5% 3.7% 8.2% 10.0% 10.9% 13.0% 14.8% 16.5% 0.0% 2.0% 4.0% 6.0% 8.0% 10.0% 12.0% 14.0% 16.0% 18.0% 41.2% 48.0% 45.9% 45.9% 44.0% 43.5% 43.5% 43.3% 43.2% 43.0% 36.0% 38.0% 40.0% 42.0% 44.0% 46.0% 48.0% 50.0% Financial Model Overview Earnings Per Share and Margins Management budget / plan as of May 31, 2013 For the Years Ended and Ending December 31, 2008 - 2017P Earnings Per Share Gross Profit and Adjusted EBITDA Margins For the Years Ended and Ending December 31, 2008 - 2017P Gross Margin Adjusted EBITDA Margin 2009 2010 2011 2012 2013E 2014P 2015P 2016P 2017P Gross Margin Adjusted EBITDA Margin $0.26 ($1.80) ($0.21) ($0.12) $0.27 $0.44 $0.66 $1.01 $1.40 $1.83 ($3.00) ($2.00) ($1.00) $0.00 $1.00 $2.00 $3.00 2008 2009 2010 2011 2012 2013E 2014P 2015P 2016P 2017P I – 6 2008 8.8% 8.8% 2.5% 3.7% 8.2% 10.0% 10.9% 13.0% 14.8% 16.5% 0.0% 2.0% 4.0% 6.0% 8.0% 10.0% 12.0% 14.0% 16.0% 18.0% 41.2% 48.0% 45.9% 45.9% 44.0% 43.5% 43.5% 43.3% 43.2% 43.0% 36.0% 38.0% 40.0% 42.0% 44.0% 46.0% 48.0% 50.0% 43.5% 10.2%

Project Blue Eagle Strictly Confidential – For Discussion Purposes Only Precedent Premia Values the target company by utilizing premiums paid by acquirers in recent public company change of control transactions . Valuation Methodologies Harris Williams & Co . utilized several widely employed corporate finance methodologies to perform our valuation analysis on Blue Eagle . I – 7 • Each of these methodologies provides insight into potential values for the Company . Public Comparables Methodology Demonstrates how public investors currently value minority positions in comparable companies . Brief Description Acquisition Comparables Demonstrates how acquirers have valued comparable companies in recent change of control transactions . Leveraged Buyout Employed by financial buyers to derive a value that provides an adequate return on invested equity based on the Company’s expected future cash flows and the current terms and availability of debt financing . Discounted Cash Flow Value the Company’s future unlevered free cash flows, discounted at a risk - adjusted rate . 52 Week Trading Range Displays empirical data of the range of share prices over the prior 52 weeks .

Project Blue Eagle Strictly Confidential – For Discussion Purposes Only $0.0 $0.5 $1.0 $1.5 $2.0 $2.5 $3.0 $3.5 $4.0 $4.5 $5.0 $0 $3 $6 $9 $12 $15 $18 $21 $24 $27 Blue Eagle Share Price Performance Average since IPO: $5.33 Last 10 Year Average: $3.86 Last 5 Year Average: $1.88 1 Month Average: $4.00 3 Month Average: $3.84 12 Month Average: $2.79 Blue Eagle Share Price Performance Since January 2012 January 1, 2012 – June 19, 2013 Blue Eagle Share Price Performance Since IPO May 11, 1998 – June 19, 2013 Current Share Price: $3.72 Valuation Observations Share Price Performance I – 8

Project Blue Eagle Strictly Confidential – For Discussion Purposes Only Trading Analysis 132 151 118 447 342 347 51 8.3% 9.5% 7.5% 28.1% 21.5% 21.8% 3.2% 0 100 200 300 400 500 $0.00 - $1.00 $1.01 - $1.50 $1.51 - $2.00 $2.01 - $2.50 $2.51 - $3.00 $3.01 - $3.50 $3.51 - $4.00 $4.01 - $4.50 $4.50+ Total Shares Traded (000s) Trading Analysis Shares Traded at Specific Price Ranges January 1, 2012 – June 19, 2013 138 290 347 51 16.7% 35.1% 42.0% 6.2% 0 100 200 300 400 $0.00 - $1.00 $1.01 - $1.50 $1.51 - $2.00 $2.01 - $2.50 $2.51 - $3.00 $3.01 - $3.50 $3.51 - $4.00 $4.01 - $4.50 $4.50+ Total Shares Traded (000s) January 1, 2013 – June 19, 2013 Total Shares Traded 1,588,850 Weighted Average Share Price: $2.91 Total Shares Traded: 826,070 Weighted Average Share Price: $3.51 I – 9

Project Blue Eagle Strictly Confidential – For Discussion Purposes Only 3.0x 3.5x 4.0x 4.5x 5.0x 5.5x 6.0x 6.5x 7.0x 7.5x 8.0x 0.0x 3.0x 6.0x 9.0x 12.0x 15.0x 18.0x Valuation Observations: EV / LTM EBITDA Multiple Performance Blue Eagle EV / LTM EBITDA Multiple Performance EV/EBITDA Multiple Performance Since IPO May 11, 1998 – June 19, 2013 Average since IPO: 6.4x Last 10 Year Average: 6.3x Last 5 Year Average: 5.6x EV/EBITDA Multiple Performance Since January 2012 January 1, 2012 – June 19, 2013 NM NM NM 1 Month Average: 6.3x 3 Month Average: 6.3x 12 Month Average: 6.4x Current Multiple: 5.8x I – 10 Note: Multiples over 15.0x marked as NM. Note: Multiples over 15.0x marked as NM. NM

Project Blue Eagle Strictly Confidential – For Discussion Purposes Only 7.9x 4.7x 8.1x 17.0x 5.9x 6.7x 9.0x 4.8x 7.7x 0.0x 4.0x 8.0x 12.0x 16.0x 20.0x 3 Year Average EV / LTM EBITDA Current EV / LTM EBITDA EV / 2013E EBITDA 9.6x 7.3x 13.3x 13.2x 10.5x 14.3x 7.3x 12.6x 12.8x 10.7x 11.1x 6.5x 11.6x 10.7x 9.1x 0.0x 4.0x 8.0x 12.0x 16.0x 3 Year Average EV / LTM EBITDA Current EV / LTM EBITDA EV / 2013E EBITDA Valuation Observations: Public Company Comparables 3PL Providers I – 11 (1) Note: Navarre number does not reflect full EBITDA impact of SpeedFC acquisition. 1 eCommerce - Focused Logistics Providers As of June 19, 2013 As of June 19, 2013

Strictly Confidential – For Discussion Purposes Only

Harris Williams & Co. middle market

Member FINRA/SIPC

Valuation Observations
Broader 3PL Universe Transactions

Third-Party Logistics Transactions

Transactions in the broader T&L universe have traded for a median of 8.1x LTM EBITDA.

Third-Party Logistics Providers Transactions ($ in millions)

Acquirer	Target	Date	EV	EV / EBITDA	EV / EBIT	Target EBITDA
Forward Air Corp.	Total Quality, Inc.	03/04/13	$71.0	8.1x	NA	$8.8
ComVest Investment Partners	AutoInfo Inc.	03/01/13	$46.4	5.9x	6.1x	$7.9
Legacy Supply Chain	Vitran Corporation, Supply Chain Operation Divisior	02/12/13	$97.0	8.5x	NA	NA
XPO Logistics	East Coast Charter	02/12/13	$9.3	NA	NA	NA
The Jordan Companies	American Fast Freight	01/07/13	NA	NA	NA	NA
Monitor Clipper Partners	Lasership	12/31/12	NA	NA	NA	NA
Freeman Spogli / Pohlad	MicroStar Logistics	12/14/12	NA	NA	NA	NA
XPO Logistics, Inc.	Turbo Logistics, Inc.	11/24/12	$50.0	7.5x	NA	$6.7
APL Logistics Americas, Ltd.	Carmichael International Service	11/19/12	$37.0	NA	NA	NA
CH Robinson Worldwide Inc.	Phoenix International Freight Services Ltd.	09/24/12	$637.0	12.5x	NA	$51.2
Navarre Corporation	SpeedFC	09/08/12	$68.0	13.0x	NA	$5.2
Universal Truckload Services Inc.	Linc Logistics Company	07/25/12	$261.0	5.4x	NA	$48.3
Quad-C Management	Network Global Logistics, LLC	07/09/12	NA	NA	NA	NA
Invescorp International	Archway	07/05/12	$300.0	11.1x	NA	$27.0
CI Capital Partners LLC	Total Fleet Solutions Ltd.	07/05/12	NA	NA	NA	NA
Kuehne + Nagel	Perishables International Transportation, Inc.	07/04/12	NA	NA	NA	NA
Arkansas Best Corporation	Panther Expedited	06/15/12	$180.0	8.5x	NA	$21.2
Platinum Equity	CAT Logistics (Neovia)	05/10/12	$750.0	7.5x	NA	NA
AmerisourceBergen Corp.	World Courier Group, Inc.	03/06/12	$520.0	11.0x	NA	$47.3
Livingston International, Inc.	Dell Will Customs Brokers, Inc.	02/28/12	NA	NA	NA	NA
Tailwind Capital	ReTrans, Inc.	01/06/12	NA	NA	NA	NA
ICV Partners	Cargo Services, Inc.	10/28/11	NA	NA	NA	NA
Transplace, Inc.	Celtic International	10/12/11	$105.0	8.1x	NA	$13.0
Bay Grove Capital LLC	Richmond Cold Storage	10/10/11	NA	NA	NA	NA
Jacobs Private Equity Group	XPO Logistics	09/02/11	NA	NA	NA	$12.0
Roadrunner Transportation Systems	Prime Distribution Services	08/31/11	$97.5	7.1x	NA	$13.7

Project Blue Eagle

I – 12

Strictly Confidential – For Discussion Purposes Only

Harris Williams & Co.
middle market
Member FINRA/SIPC

Valuation Observations
Broader 3PL Universe Transactions (continued)

Third-Party Logistics Transactions

Acquirer	Target	Date	EV	EV / EBITDA	EV / EBIT	Target EBITDA
Rhenus AG & Co. KG	Wincanton plc	08/15/11	$105.9	4.9x	NA	$21.6
Echo Global Logistics, Inc.	Advantage Transport, Inc.	07/06/11	$6.1	NA	NA	NA
ICV Partners	Cargo Airport Services USA, LLC	03/31/11	NA	NA	NA	NA
TransForce Inc.	Dynamex, Inc.	02/23/11	$226.3	10.1x	12.5x	$22.4
Roadrunner Transportation Systems	Morgan Southern, Inc.	02/03/11	$20.0	5.0x	NA	$4.0
HIG Capital, LLC	Progressive Logistics Services, LLC	01/13/11	NA	NA	NA	NA
Ryder System, Inc.	Total Logistics Control LLC	12/31/10	$200.0	9.5x	NA	$21.1
Towne Air Freight, LLC	HBI Transportation Services	11/18/10	NA	NA	NA	NA
Genco Distribution System, Inc.	ATC Technology Corporation	10/24/10	$417.1	5.8x	7.1x	$71.9
Austin Ventures	MIQ Logistics	08/05/10	NA	NA	NA	NA
Morgenthaler Private Equity	Satellite Logistics Group	06/10/10	NA	NA	NA	NA
Toll Holdings Ltd.	Summit International Logistics	04/23/10	$69.8	9.1x	NA	$7.6
Jacobson Companies, Inc.	Global Transportation Services, Inc.	04/07/10	NA	NA	NA	NA
Harbour Group	Fleetgistics Holdings	04/01/10	NA	NA	NA	NA
Goldman Sachs, Merchant Banking	Metro International Trade Services	02/28/10	NA	NA	NA	NA
Sterling Partners and CPP Investment Board	Livingston International Income Fund	01/20/10	$414.7	9.9x	19.9x	$41.9
CI Capital Partners	Transplace, Inc.	12/22/09	NA	NA	NA	NA
Calyx Transportation Group	Totalline Transport	03/17/09	NA	4.0x	NA	NA
Msouth Equity Partners	LMS Intellibound, Inc.	02/27/09	NA	NA	NA	NA
Kuehne + Nagel	Transports Alloin S.A.S.	01/01/09	$319.0	8.0x	NA	$39.9
		Median	**$105.5**	**8.1x**	**9.8x**	**$21.1**
		High	**$750.0**	**13.0x**	**19.9x**	**$71.9**
		Low	**$6.1**	**4.0x**	**6.1x**	**$4.0**

Project Blue Eagle

I – 13

Project Blue Eagle Strictly Confidential – For Discussion Purposes Only I – 14 Median premia paid over the last five years for acquisitions between $50 million and $250 million were 32.0% 30 days prior and 25.4% 1 day prior. Premia Analysis Valuation Observations Premia Analysis Implied Valuation 1 (Numbers in 000’s, except per share data) (1) Calculated using 13,245,440 fully diluted shares outstanding (including 910,637 restricted shares) as of May 13, 2013 and assuming net cash of $7.5 million as of December 31, 2013. (2) 286,000 options exercised under treasury stock method. (3) Includes $14,000 of minority interest. Premia to Prior Trading Period For the Five Years Ended June 19, 2013 Acquisitions between $50 million and $250 million in implied enterprise value Premia to 30 Days Prior 1 Day Prior Median 32.0% 25.3% 279 267 271 194 165 137 100 69 376 508 358 239 213 163 92 87 68 300 0 100 200 300 400 500 600 0 - 10% 10 - 20% 20 - 30% 30 - 40% 40 - 50% 50 - 60% 60 - 70% 70% - 80% 80%+ # of Transactions 30 Days Prior 1 Day Prior 30 Days 1 Day Current Share Price $3.84 $3.72 Median Premium 32.0% 25.3% Implied Share Price $5.07 $4.66 Fully Diluted Shares Outstanding 2 13,387 13,387 Implied Equity Value 67,854 62,400 Less: Cash (8,081) (8,081) Add: Debt 543 543 Plus: Minority Interest 14 14 Enterprise Value 3 60,330 54,876

Project Blue Eagle Strictly Confidential – For Discussion Purposes Only I – 15 Based on the discounted cash flow analysis, the implied share price for Blue Eagle is $10.11 to $10.88 per share. Valuation Observations Discounted Cash Flow Net Present Value Calculation Jun-13 NPV of Free Cash Flow $1.46 NPV of Terminal Value 7.52 NPV of Tax Shields 0.95 Enterprise Value / Share $9.93 Plus: Cash & Equivalents 0.60 Less: Total Debt (0.04) Equity Value / Share $10.50 Assumptions: EBITDA Multiple 12.8x Base Discount Rate 16.8% Tax Rate 40.0% Share Price Sensitivity - Equity Value ($ in 000s) EBITDA Exit Multiples in Year 4 6.0x 6.5x 7.0x 7.5x 8.0x 15.8% $9.72 $10.28 $10.84 $11.40 $11.96 16.3% 9.57 10.12 10.67 11.21 11.76 16.8% 9.42 9.96 10.50 11.03 11.57 17.3% 9.28 9.81 10.33 10.86 11.39 17.8% 9.14 9.65 10.17 10.69 11.20 WACC Discounted Cash Flow

Project Blue Eagle Strictly Confidential – For Discussion Purposes Only Summary Public Market Valuation Observations Current as of June 19, 2013 I – 16 Implied Share Price $1.00 $2.00 $3.00 $4.00 $5.00 $6.00 $7.00 $8.00 $9.00 $10.00 $11.00 52 Week Trading Range Public Comparables Acquisition Comparables Precedent Premia Discounted Cash Flow Enterprise Value ($ mm) $6 $19 $33 $46 $59 $73 $86 $100 $113 $126 $140 $10.11- $10.88 $1.35-$4.45 $6.44- $7.21 $6.20- $6.98 $4.48- $5.25 Public Market Valuation Current Share Price: $3.72

Project Blue Eagle Strictly Confidential – For Discussion Purposes Only Current Public Market Valuation Headwinds While the Company is an industry leader with a compelling service offering and advanced technology, there are a number of factors affecting Blue Eagle’s current valuation . I – 17 Stock Liquidity Research Coverage Customer Concentration Risk Industry Naiveté Shareholder Overhang Blue Eagle is a closely held, microcap stock . As a result, the minimal public float is thinly traded, with limited availability for institutional ownership . Currently, Blue Eagle has no equity research coverage which limits market intelligence on the name . Top 10 clients accounted for 77 % of business in 2012 . Along with the transition away from telecom, there is likely lingering customer concerns in the market . Investors may struggle to distinguish Blue Eagle from other ‘commoditized’ industry participants . Given SD’s significant equity stake, investors may have concerns whether his interests are consistent with other shareholders’ interests .

Strictly Confidential – For Discussion Purposes Only

Harris Williams & Co.
middle market

Financial Model Overview
Historical and Projected Operating Performance

Member FINRA/SIPC

Summary Income Statement

For the Years Ended and Ending December 31, 2008-2017P
($ in thousands)

	2008	2009	2010	2011	2012	2013E	2014P	2015P	2016P	2017P
Revenue										
Service Revenue	$104,487	$87,362	$67,359	$74,943	$94,006	$106,393	$118,624	$132,584	$147,886	$164,666
Freight Revenue	26,913	12,595	12,260	9,741	13,688	14,640	15,372	16,141	16,948	17,795
Total Revenue	131,400	99,957	79,619	84,684	107,694	121,033	133,996	148,725	164,834	182,461
Growth		*(23.9%)*	*(20.3%)*	*6.4%*	*27.2%*	*12.4%*	*10.7%*	*11.0%*	*10.8%*	*10.7%*
Cost of Revenues										
Cost of Service Revenue	50,797	39,467	30,983	36,211	47,113	54,245	60,870	68,732	77,354	86,811
Freight Expense	26,458	12,469	12,069	9,642	13,150	14,085	14,789	15,529	16,305	17,120
Total Cost of Revenues	77,255	51,936	43,052	45,853	60,263	68,330	75,659	84,261	93,659	103,931
Gross Profit	$54,145	$48,021	$36,567	$38,831	$47,431	$52,703	$58,337	$64,464	$71,175	$78,530
% of Service Revenue	*51.4%*	*54.8%*	*54.0%*	*51.7%*	*49.9%*	*49.0%*	*48.7%*	*48.2%*	*47.7%*	*47.3%*
% of Total Revenue	*41.2%*	*48.0%*	*45.9%*	*45.9%*	*44.0%*	*43.5%*	*43.5%*	*43.3%*	*43.2%*	*43.0%*
Operating Expenses										
SG&A	45,293	40,991	35,608	36,802	39,966	42,351	44,794	46,222	47,744	49,458
D&A	4,343	4,299	3,463	3,380	3,699	4,221	4,516	4,607	4,607	4,607
Total Operating Expenses	49,636	45,290	39,071	40,182	43,665	46,572	49,310	50,828	52,350	54,065
Adjustments	2,713	1,798	1,011	1,069	1,325	2,035	1,026	1,026	1,026	1,026
Adjusted EBITDA[1]	**$11,570**	**$8,832**	**$1,973**	**$3,100**	**$8,791**	**$12,387**	**$14,569**	**$19,268**	**$24,456**	**$30,096**
Margin	*8.8%*	*8.8%*	*2.5%*	*3.7%*	*8.2%*	*10.2%*	*10.9%*	*13.0%*	*14.8%*	*16.5%*

(1) Includes EBITDA adjustments. See slide I-16 for details.
Management budget / plan as of May 31, 2013

Project Blue Eagle

I – 18

Project Blue Eagle Strictly Confidential – For Discussion Purposes Only Financial Model Overview EBITDA Adjustments 2013E EBITDA Adjustments Management has adjusted historical and projected financial results for public company costs and other non - recurring expenses . I – 19 2013E-2017P Public Cost Add Backs: Comments / Notes NASDAQ 32.0 Paid 2013 Invoice Transfer Agent (Broadridge) 15.0 Includes Invoices for Annual Report/Proxy Review/Audit Fees- Grant Thornton 222.6 Per Engagement Letter Audit Fees-Nonpublic Company (50.0) Estimating $50k for Audits for Nonpublic Company Director Fees 85.0 Based on 2012 payments (does not include SC fees) D&O Insurance 40.0 Based on 2012 Premiums Outside Legal Fees 74.0 Budgeted $57k for Kilpatrick, assume 2/3 relate to SEC Filings SEC Filing/Edgar Fees (Tristate) 23.8 Includes XBRL - based on 2012 Invoices Total Public Costs $442.4 2013E-2017P Add-Backs Donations and Travel & Entertainment 583.3 Total 2014P-2017P Costs $1,025.7 Additional 2013 Add-Backs: CFO Change expense 227.5 Severance and Placement Fees Restricted Stock Expense 234.0 2013 Actual Expense Penalties/other one-time items 463.0 Groupon and Ann Taylor Expenses Other 85.0 Other Non-Recurring Executive Benefits Total 2013E Costs $2,035.2 Management budget / plan as of May 31, 2013

Project Blue Eagle Strictly Confidential – For Discussion Purposes Only I – 20 Based on the leveraged buyout analysis, the implied equity value for Blue Eagle is $8.13 to $9.05 per share. Valuation Observations Leveraged Buyout Analysis LBO Analysis Sources and Uses Transaction Assumptions ($ in 000s) ($ in 000s) Multiple of % of Multiple % of Sources Amount EBITDA Sources Uses Amount EBITDA Uses Bank Revolver $0 0.00x 0.0% Equity Purchase Price $114,990 9.28x 103.8% Senior Bank Term "A" 30,968 2.50x 27.9% Net Debt Retired (7,538) -0.61x (6.8%) Mezzanine Debt 15,484 1.25x 14.0% Financing Fees 929 0.08x 0.8% Total Debt $46,452 3.75x 41.9% Other Transaction Costs 2,418 0.20x 2.2% Sponsor Equity 64,347 5.19x 58.1% Management Equity 0 0.00x 0.0% Rollover Equity 0 0.00x 0.0% Total Sources $110,798 8.94x 100.0% Total Uses $110,798 8.94x 100.0% Less: Transaction Costs (3,347) (0.27)x (3.0%) Total Enterprise Value $107,452 8.67x 97.0% Equity Value / Share $8.59 Transaction Assumptions Returns Sensitivity ($ in 000s) ($ in 000s) EBITDA Exit Multiple Transaction Structure Stock Sale Enterprise Value $107,452 Estimated Transaction Costs 3,347 Senior Bank Term "A" Rate 6.5% Mezzanine Debt Rate 14.0% Management Performance Options 10.0% IRR 30.0% Returns Sensitivity Leverage Sensitivity ($ in 000s) ($ in 000s) EBITDA Exit Multiple EBITDA Exit Multiple 6.0x 6.5x 7.0x 7.5x 8.0x 6.0x 6.5x 7.0x 7.5x 8.0x 28% $8.06 $8.48 $8.90 $9.32 $9.73 3.25x $7.34 $7.73 $8.13 $8.52 $8.91 29% $7.93 $8.33 $8.74 $9.15 $9.55 3.50x $7.57 $7.96 $8.36 $8.75 $9.14 30% $7.80 $8.20 $8.59 $8.98 $9.38 3.75x $7.80 $8.20 $8.59 $8.98 $9.38 31% $7.68 $8.06 $8.44 $8.83 $9.21 4.00x $8.03 $8.43 $8.82 $9.21 $9.61 32% $7.56 $7.93 $8.30 $8.67 $9.04 4.25x $8.26 $8.66 $9.05 $9.45 $9.84 Total Leverage Equity IRR

Project Blue Eagle Strictly Confidential – For Discussion Purposes Only Summary Valuation Observations As of June 19, 2013 A preliminary leveraged buyout analysis based on adjusted EBITDA projection implies an $ 8 . 13 - $ 9 . 05 share price . I – 21 52 Week Trading Range Public Comparables Acquisition Comparables Precedent Premia Discounted Cash Flow Leveraged Buyout $1.35-$4.45 $6.20- $6.98 $6.44- $7.21 $10.11- $10.88 $8.13-$9.05 $4.48- $5.25 Implied Share Price $1.00 $2.00 $3.00 $4.00 $5.00 $6.00 $7.00 $8.00 $9.00 $10.00 $11.00 Enterprise Value ($mm) $6 $19 $33 $46 $59 $73 $86 $100 $113 $126 $140 Current Share Price: $3.72

Project Blue Eagle Strictly Confidential – For Discussion Purposes Only Blue Eagle Valuation Considerations I Process and Timing Discussion II Preliminary Discussion of Potential Acquirers III Appendix: Marketing Materials Outline Table of Contents

Project Blue Eagle Strictly Confidential – For Discussion Purposes Only • Peak seasonal business demand and any commercial sensitivities - Minimizing business disruptions, especially from Cyber Monday through year end • Timing of 2Q2013 earnings release and filing of 10 - Q • Form of transaction - Long form (One - Step) versus Tender (Two - Step) - Purchase agreement features (fiduciary out, break up fee, etc.) - Majority of the minority vote • Recent Delaware Chancery Court ruling - ‘Entire fairness’ and ‘business judgment’ standards • Procedural compliance with the U.S. District Court of Cleveland relating to the potential sale of shares in receivership. - Timing of initial and subsequent discussions with the receiver and the court • Blue Eagle regulatory requirements and disclosures (e.g. SEC schedule 13E - 3) • Potential acquirer considerations (approvals, financing) Process and Timing Discussion II – 23 The following discussion topics will help inform thoughts around timing and process .

Strictly Confidential – For Discussion Purposes Only

Harris Williams & Co.
middle market®

Member FINRA/SIPC

Preliminary Process Timeline

June

M	T	W	T	F
3	4	5	6	7
10	11	12	13	14
17	18	19	20	21
24	25	26	27	28

July

M	T	W	T	F
1	2	3	4	5
8	9	10	11	12
15	16	17	18	19
22	23	24	25	26
29	30	31		

August

M	T	W	T	F
			1	2
5	6	7	8	9
12	13	14	15	16
19	20	21	22	23
26	27	28	29	30

September

M	T	W	T	F
2	3	4	5	6
9	10	11	12	13
16	17	18	19	20
23	24	25	26	27
30				

October

M	T	W	T	F
	1	2	3	4
7	8	9	10	11
14	15	16	17	18
21	22	23	24	25
28	29	30	31	

November

M	T	W	T	F
				1
4	5	6	7	8
11	12	13	14	15
18	19	20	21	22
25	26	27	28	29

December

M	T	W	T	F
2	3	4	5	6
9	10	11	12	13
16	17	18	19	20
23	24	25	26	27
30	31			

Legend

- Preparing for Market
- Management Visits
- Holiday
- Marketing
- Closing Phase
- Key Date

BE: Company, Special Committee
HW: Harris Williams & Co.
KTS: Kilpatrick Townsend & Stockton LLP

Week(s) of	Milestones	Responsibility
	Preparing for Market	
Apr 29	(5/3) In-person introductory meeting between BE Special Committee, HW&Co., and KTS.	BE, HW, KTS
May	HW&Co. begins outlining and drafting marketing materials.	HW
Jun 3	The Company begins providing information from data request list via data room.	BE
	Site visits to Bolingbrook, IL and Hebron, KY	BE, HW
Jun 17	(6/21) In-person discussion with Special Committee.	BE, HW, KTS
Jul 1	HW&Co. provides draft of marketing materials.	HW
	HW&Co. and Company conduct drafting calls (as needed).	BE, HW, KTS
Jul 15	HW&Co. distributes final marketing materials and Prospective Buyer List for approval.	BE, HW, KTS
	HW&Co. initiates contact with potential acquirers.	HW

Project Blue Eagle

II – 24

Project Blue Eagle Strictly Confidential – For Discussion Purposes Only Preliminary Process Timeline (continued) Week(s) of Milestones Responsibility II – 25 Preparing for Market Management Visits Holiday Marketing Closing Phase Key Date December M T W T F 2 3 4 5 6 9 10 11 12 13 16 17 18 19 20 23 24 25 26 27 30 31 June July August September October November December M T W T F M T W T F M T W T F M T W T F M T W T F M T W T F 3 4 5 6 7 1 2 3 4 5 1 2 2 3 4 5 6 1 2 3 4 1 10 11 12 13 14 8 9 10 11 12 5 6 7 8 9 9 10 11 12 13 7 8 9 10 11 4 5 6 7 8 17 18 19 20 21 15 16 17 18 19 12 13 14 15 16 16 17 18 19 20 14 15 16 17 18 11 12 13 14 15 24 25 26 27 28 22 23 24 25 26 19 20 21 22 23 23 24 25 26 27 21 22 23 24 25 18 19 20 21 22 29 30 31 26 27 28 29 30 30 28 29 30 31 25 26 27 28 29 Jul 22 HW&Co. distributes marketing materials after parties execute confidentiality agreement. HW Aug 12 HW&Co. provides draft of management presentation. HW Management, Special Committee, and KTS provides comments to the management presentation. BE, HW, KTS Aug 19, 26 (8/22) Interested, potential acquirers submit IOIs. HW Management presentation is finalized and dry run is conducted. BE, HW, KTS Diligence IOIs and select parties to be invited to management presentations. BE, HW Contact Receiver and Counsel with process intentions. KTS Sep 2, 9 Management presentations with potential acquirers. BE, HW Sep 16 - 30 Potential acquirers conduct additional diligence via follow up calls with management and review of data room materials. BE, HW Potential acquirers attend site visit(s). BE, HW Sep 30 (10/1) Interested, potential acquirers submit check-in bids. HW Conduct due diligence on the offers received and discuss appropriate strategy. BE, HW, KTS Marketing the Company Legend BE: Company, Special Committee HW: Harris Williams & Co. KTS: Kilpatrick Townsend & Stockton LLP

Project Blue Eagle Strictly Confidential – For Discussion Purposes Only II – 26 Preliminary Process Timeline (continued) Week(s) of Milestones Responsibility Preparing for Market Management Visits Holiday Marketing Closing Phase Key Date December M T W T F 2 3 4 5 6 9 10 11 12 13 16 17 18 19 20 23 24 25 26 27 30 31 June July August September October November December M T W T F M T W T F M T W T F M T W T F M T W T F M T W T F 3 4 5 6 7 1 2 3 4 5 1 2 2 3 4 5 6 1 2 3 4 1 10 11 12 13 14 8 9 10 11 12 5 6 7 8 9 9 10 11 12 13 7 8 9 10 11 4 5 6 7 8 17 18 19 20 21 15 16 17 18 19 12 13 14 15 16 16 17 18 19 20 14 15 16 17 18 11 12 13 14 15 24 25 26 27 28 22 23 24 25 26 19 20 21 22 23 23 24 25 26 27 21 22 23 24 25 18 19 20 21 22 29 30 31 26 27 28 29 30 30 28 29 30 31 25 26 27 28 29 Oct 14 (10/15) Interested, potential acquirers submit final bids, including markup of the SPA. HW Conduct due diligence on the offers received and discuss appropriate strategy. BE, HW, KTS Oct 21, 28 Buyer(s) and seller negotiate SPA. Prospective Buyer(s) perform(s) confirmatory due diligence. BE, HW, KTS Potential meeting with District Judge. BE, HW, KTS Nov 4 Sign definitive agreement and announce transaction. Continue confirmatory due diligence and financing process (if applicable). BE, HW, KTS File appropriately with U.S. District Court in Cleveland regarding shares in receivership. BE, KTS Dec 16 Attend court hearing and receive approval from the district court. KTS Prepare proxy statement or tender offer materials. BE, HW, KTS Receive necessary SEC and shareholder approvals. BE, HW, KTS Late Dec Close transaction. BE, HW, KTS Closing the Transaction BE: Company, Special Committee HW: Harris Williams & Co. KTS: Kilpatrick Townsend & Stockton LLP Legend

Project Blue Eagle Strictly Confidential – For Discussion Purposes Only Other Areas of Acquirer Scrutiny “Battleground Issues” Considerations Point of Scrutiny Customer Miscues ‘Add - backs’ II – 27 Succession Planning Execution Risk • Potential acquirers will closely examine operational miscues, specifically any that may impact customer relationships . • Both the number and quality of add - backs will receive significant attention from parties attempting to develop an earnings base on which to base their valuation . • Parties will develop assessments of the quality and depth of both the top management team and the next layer of management, identifying any perceived holes in the organization chart . • Potential acquirers will endeavor to determine a risk - adjusted valuation for the business, attempting to account for general market and specific company risks to revenue and EBITDA projections . Contract Renewals • Renewals during the process that are at risk of loss or ‘re - pricing’ will be examined thoroughly .

Project Blue Eagle Strictly Confidential – For Discussion Purposes Only Process and Timing Discussion I Blue Eagle Valuation Considerations II Preliminary Discussion of Potential Acquirers III Appendix: Marketing Materials Outline Table of Contents

Project Blue Eagle Strictly Confidential – For Discussion Purposes Only Discussion of Potential Acquirers Blue Eagle’s sophisticated service offering and eCommerce end market expertise will attract considerable interest by a variety of potential acquirers . • For the purposes of initial discussion, HW&Co. has organized selected, representative acquirers into the following groups: – eCommerce focused 3PL providers – eCommerce focused technology companies – Broader 3PL providers, US and International – Traditional private equity investors – Nontraditional private equity investors • HW&Co. and KT&S will work with Blue Eagle’s Special Committee with appropriate input from key management to mitigate any commercial sensitivities in evaluating potentially interested parties. • HW&Co. will also develop formal “Prospective Buyer list” to be iterated with the Special Committee, key management and counsel. – Only after formal sign off from the Special Committee would HW&Co. initiate any marketing efforts. III – 29

Strictly Confidential – For Discussion Purposes Only

Harris Williams & Co.
middle market

Selected Potential Strategic Investors

Member FINRA/SIPC

Code 1: eCommerce Focused 3PLs

Company	Headquarters	Ownership	Revenue ($mm)	Market Cap	EV	LTM EBITDA	EV / LTM EBITDA	Business Description
Archway	Rogers, MN	Investcorp, Audax Group	NA	NA	NA	NA	NA	Archway Marketing Services provides marketing logistics and fulfillment services, including rebate and sample fulfillment, print solutions, call center support services, and other supply chain management solutions.
Navarre	Dublin, OH	NYSE: NAVR	$485	$150	$176	$10	NM	Navarre distributes and provides logistics solutions to traditional and eCommerce retail channels. Owns SpeedFC, an end-to-end consumer eCommerce fulfillment and logistics player.
Newgistics	Austin, TX	Austin Ventures	NA	NA	NA	NA	NA	Newgistics provides parcel freight transportation and supply chain management solutions in the United States and Canada. The Company specializes in reverse logistics for the eCommerce returns market.
PFSweb	Allen, TX	Nasdaq:PFSW	$231	$63	$71	$11	6.7x	PFSweb provides BPO and eCommerce solutions in the United States, Canada, and Europe. Focuses on omnichannel supply chain management solutions for retail clients.

Project Blue Eagle

Note: Revenue, market cap, and EV in $mm. Valuation as of June 19, 2013

III – 30

Strictly Confidential – For Discussion Purposes Only

Harris Williams & Co.
middle market

Selected Potential Strategic Investors

Member FINRA/SIPC

Code 2: eCommerce Focused Technology Companies

Company	Headquarters	Ownership	Revenue ($mm)	Market Cap	EV	LTM EBITDA	EV / LTM EBITDA	Business Description
amazon.com	Seattle, WA	Nasdaq:AMZN	$63,978	$126,585	$121,775	$2,710	49.7x	Amazon operates as an online retailer and provides web-based and fulfillment services for national retailers. Amazon's fulfillment division operates 14 centers across the U.S.
Channel Intelligence / Google	Celebration, FL / Mountain View, CA	Nasdaq:GOOG	$53,499	$298,815	$256,093	$16,813	15.2x	Google is a comprehensive web platform. Its Channel Intelligence division provides technology services that drive eCommerce purchases and provides shopping and product search engines.
Digital River	Minnetonka, MN	Nasdaq:DRIV	$397	$646	$309	$36	8.6x	Digital River provides end-to-end cloud-commerce, payment, and marketing solutions. Its solution combines a cloud-commerce technology platform and a suite of outsourced business services.
gsi commerce / ebay	King of Prussia, PA / San Jose, CA	Nasdaq:EBAY	$1,500 / $14,000	$67,576	$62,898	$4,310	14.6x	eBay provides online eCommerce platforms and services. The GSI Commerce division provides ecommerce fulfillment solutions for retailers. The Company specializes in technology solutions and multichannel fulfillment for retailers and along with Magenta provides web platforms for retailers.
Liberty Interactive	Englewood, CO	Nasdaq:LINT.A	$10,404	$11,983	$23,065	$1,889	11.8x	Liberty Interactive markets and sells consumer products online through various websites as well as provides web-based eCommerce platforms for other retailers.
楽天 (Rakuten)	Tokyo, Japan	JASDAQ:4755	$4,861	$16,878	$17,598	$1,134	15.6x	Rakuten operates as an internet services company and retailer and provides eCommerce web platforms, third-party logistics, business to business services, and payment processing services.

Project Blue Eagle

Note: Revenue, market cap, and EV in $mm. Valuation as of June 19, 2013

III – 31

Strictly Confidential – For Discussion Purposes Only

Harris Williams & Co.
middle market

Selected Potential Strategic Investors

Member FINRA/SIPC

Code 3a: Domestic 3PLs

Company	Headquarters	Ownership	Revenue	Market Cap	EV	LTM EBITDA	EV / LTM EBITDA	Business Description
FedEx	Memphis, TN	NYSE:FDX	$44,287	$31,183	$29,931	$5,597	5.3x	FedEx provides transportation, eCommerce, and business services in the United States and internationally. Primarily serves as an integrator for parcel delivery.
Forward Air	Greeneville, TN	NasdaqGM:FWRD	$589	$1,155	$1,106	$103	10.7x	Forward Air Corporation provides time-definite surface transportation and airport-airport logistics services, as well as warehousing, drayage and intermodal, and other third party logistics services.
GENCO Supply Chain Solutions	Pittsburgh, PA	Founder / Greenbriar Equity Group	NA	NA	NA	NA	NA	GENCO provides third party logistics and supply chain services for companies in technology, retail, industrial and consumer goods, healthcare, and government and defense industries in the United States and internationally.
Kane is able	Scranton, PA	Private	NA	NA	NA	NA	NA	Kane Is Able provides third-party logistics services in the Eastern United States. Kane is Able focuses on contract logistics services for consumer packaged goods manufacturers and retailers.
ngl network global logistics	Broomfield, CO	Quad-C Management	NA	NA	NA	NA	NA	Network Global Logistics, an air courier company and provides warehousing and transportation solutions. Specializes in Next Flight Out services for integrators and other major customers.
NB New Breed Logistics	High Point, NC	Warburg Pincus / Management	NA	NA	NA	NA	NA	New Breed provides third-party logistics services in the United States. New Breed specializes in warehouse management for technology, manufacturing, industrial, and consumer packaged goods.
Ryder	Miami, FL	NYSE:R	$6,284	$3,210	$6,963	$1,419	4.9x	Ryder provides transportation and supply chain management solutions. Primarily focus is on aerospace, automotive, energy, industrial, food and beverage, and consumer packaged goods logistics.
Saddle Creek Logistics Services	Lakeland, FL	Founder / Private	NA	NA	NA	NA	NA	Saddle Creek Logistics Services, a third-party logistics company, provides supply chain solutions. Saddle Creek provides warehousing, transportation, packaging, and a growing retail fulfillment service offering.

Note: Revenue, market cap, and EV in $mm. Valuation as of June 19, 2013

Project Blue Eagle

III – 32

Strictly Confidential – For Discussion Purposes Only

Harris Williams & Co.
middle market

Member FINRA/SIPC

Selected Potential Strategic Investors

Code 3a: Domestic 3PLs

Company	Headquarters	Ownership	Revenue	Market Cap	EV	LTM EBITDA	EV / LTM EBITDA	Business Description
UPS Supply Chain Solutions	Atlanta, GA	NYSE:UPS	$54,425	$81,723	$86,964	$3,161	NM	United Parcel Service, a package delivery company, provides transportation and logistics in the United States and internationally.
UTi	Los Angeles, CA	NasdaqGS:UTIW	$4,520	$1,606	$1,835	$128	14.3x	UTi Worldwide provides supply chain services and solutions worldwide. The Company also provides freight forwarding and management. UTi's supply chain solutions service offering focuses on industrial verticals.

Code 3b: International 3PLs

Company	Headquarters	Ownership	Revenue ($mm)	Market Cap	EV	LTM EBITDA	EV / LTM EBITDA	Business Description
arvato Bertelsmann	Guetersloh, Germany	Bertelsmann Group (Private)	$4,400	NA	NA	NA	NA	arvato provides BPO and supply chain management outsourcing services. arvato North America provides product completion and forward logistics services, primarily for the technology sector.
DB Schenker	Mainz, Germany	Deutsche Bahn (Private)	$5,267	NA	NA	NA	NA	DB Schenker provides transportation, forwarding, and logistics services. Schenker provides contract logistics services for manufacturers and the automotive industry.
Exel	Bracknell, United Kingdom	Deutsche Post (XTRA:DPW)	$71,557	$32,100	$35,703	$3,663	9.3x	Exel offers contract logistics and freight management services. Currently primarily serves automotive, industrial, technology, and life sciences industries but also offers eCommerce fulfillment for certain retailers.
Mainfreight	Auckland, New Zealand	NZSE:MFT	$1,576	$836	$1,033	$210	5.1x	Mainfreight provides supply chain logistics primarily in New Zealand, Australia, Europe, Asia, and the United States. Mainfreight's ecommerce warehousing and supply chain management offering is primarily in Australia.
Toll	Melbourne, Australia	ASX:TOL	$9,154	$3,425	$4,722	$691	7.3x	Toll provides integrated logistics services. Toll specializes in freight forwarding and energy-related logistics.

Note: Revenue, market cap, and EV in $mm. Valuation as of June 19, 2013

Project Blue Eagle

III – 33

Strictly Confidential – For Discussion Purposes Only

Harris Williams & Co.
middle market®

Selected Potential Financial Investors

Member FINRA/SIPC

Fund Name	Fund Size ($mm)	Harris Williams & Co. Contact
AEA Investors	$2,400	Thomas Pryma, Managing Director
Altamont Capital Partners	$500	Kristin Horne, Director
American Capital, Ltd.	NA[1]	Jon Isaacson, Managing Director
Arsenal Capital Partners	$875	Terrence Mullen, Partner
Audax Group	$1,250	Jay Jester, Managing Director
BBH Capital Partners (Brown Brothers Harriman Capital Partners)	$517	Mike Boylan, Managing Director
Blue Point Capital Partners	$500	John LeMay, Partner
Brazos Private Equity Partners, LLC	$700	Patrick McGee, Co-Founder and LLC Partner
Bunker Hill Capital	$200	Rob Dreier, Partner
Calera Capital	$656	David Lorsch, Managing Director
Calvert Street Capital Partners, Inc.	$225	Michael Booth, Partner
Castanea Partners, Inc.	$575	Marion Schouten, Director
Chicago Growth Partners	$500	Kristina Heinze, Principal
CI Capital Partners LLC	$620	Joost Thessling, Managing Director
CIVC Partners	$650	John Compall, Managing Director
Cortec Group	$620	David Schnadig, Managing Partner
Endeavour Capital, Inc.	$675	Leland Jones, Managing Director
Eos Partners	$600	Sam Levine, Partner
Geneva Glen Capital, LLC	$300	Adam Schechter, Managing Director
GenNx360 Capital Partners	$750	Monty Yort, Managing Partner
Graham Partners	$515	Joseph May, Managing Principal
Greenbriar Equity Group	$1,500	Jill Raker, Managing Director
Gridiron Capital, LLC	$425	Tom Burger, Co-Founder and Managing Partner
Gryphon Investors	$550	John Rogers, Partner
Hammond, Kennedy, Whitney & Company Inc.	$350	Andrew Gustin

(1) Note: American Capital is a public business development corporation.

Project Blue Eagle

III – 34

Strictly Confidential – For Discussion Purposes Only

Harris Williams & Co.
middle market®

Member FINRA/SIPC

Selected Potential Financial Investors

Fund Name	Fund Size ($mm)	Harris Williams & Co. Contact
Harbour Group	$650	Zack Waltz, Managing Director
HCI Equity Partners	$192	Scott Rued, Managing Partner
Huron Capital Partners, LLC	$450	Jim Mahoney, Partner
ICV Partners	$313	Zeena Rao, Managing Director
Incline Equity Partners	$175	Jack Glover, Founding Partner
Insight Equity	$500	Jack Waterstreet, Senior Vice President
Jefferies Capital Partners	$600	Seth Wilson, Managing Director
JZ Capital Partners (Jordan Company)	$750	Eric Kieras, Vice President
Linsalata Capital Partners	$425	Stephen Perry, Senior Managing Director & Co-President
LLR Partners Inc.	$803	Seth Lehr, Founding Partner
Marlin Equity Partners	$1,600	David McGovern, Managing Partner
Moelis Capital Partners LLC	$1,200	Jim Johnston, Partner
Monitor Clipper Partners, LLC	$600	Stephen Lehman, Principal
Morgenthaler	$450	Peter Taft, Partner
MSouth Equity Partners	$437	Peter Pettit, Partner
Novacap Investments, Inc.	$600	Jacques Foisy, President and Managing Partner
Palladium Equity Partners, LLC	$775	Erik Scott, Managing Director
Parallel Investment Partners	$400	Evan Karp, Principal
PNC RiverArch Capital	$500	Michael Hand, Managing Director
Quad-C Management, Inc.	$700	Tom Hickey, Partner
Ridgemont Equity Partners	$735	Donald Harrison, Partner
Roark Capital Group	$1,500	Ezra Field, Managing Director
Sentinel Capital Partners, LLC	$765	David Lobel, Founder and Managing Partner
SK Capital Partners	$500	Aaron Davenport, Managing Director
Snow Phipps Group, LLC	$850	Sean Epps, Partner
Sterling Partners	$1,000	Todd Miller, Managing Director

Project Blue Eagle

III – 35

Strictly Confidential – For Discussion Purposes Only

Harris Williams & Co.
middle market

Member FINRA/SIPC

Selected Potential Financial Investors

Fund Name	Fund Size ($mm)	Harris Williams & Co. Contact
Tailwind Capital Group	$775	Jeff Calhoun, Partner
Technology Crossover Ventures	$3,000	Stephen Bluestein, Vice President
The Halifax Group	$393	David Dupree, Founder and Partner
The Riverside Company	$1,170	Jim Butterfield, Principal
Thoma Bravo, LLC	$1,250	Carl Thoma, Founder
Thompson Street Capital Partners	$380	Jack Sennef, Director
TorQuest Partners, Inc.	$650	Michael Hollend, Partner
Transportation Resource Partners	$400	Jim Hislop, Managing Director
TZP Group	$200	Harris Newman, Managing Director
WestView Capital Partners	$325	Carlo von Schroeter, Co-founder and Managing Partner
Windjammer Capital Investors LLC	$726	Derek Watson, Managing Director

Project Blue Eagle

III – 36

Strictly Confidential – For Discussion Purposes Only

Harris Williams & Co.
middle market

Selected Potential Nontraditional Financial Investors

Member FINRA/SIPC

Fund Name	Fund Size ($mm)	Harris Williams & Co. Contact
Constable Capital	NA	Mark Kramer, Partner / Chris Munro
Harbert Management Corporation	$180	Steve McGrath, Principal
Markel Ventures	NA	William Weirich, Managing Director
May River Capital	NA	Chip Grace, Partner
Orchard Holdings Group	NA	Pete Boylan, Co-Founder and Managing Director
Palm Beach Capital	$110	Shaun McGruder, Partner / Jim Martell
Pohlad Companies	NA	Alexander Ware, EVP of Strategic Development
Quilvest Private Equity Ltd.	$1,000	Larry Neubauer, Partner
The Pritzker Group	NA	Paul Carbone, Partner
The Stephens Group, LLC	NA	Hunter Carpenter, Managing Director

Project Blue Eagle

III – 37

Project Blue Eagle Strictly Confidential – For Discussion Purposes Only Process and Timing Discussion I Blue Eagle Valuation Considerations II Preliminary Discussion of Potential Acquirers III Appendix: Marketing Materials Outline Table of Contents

[DRAFT] Blue Eagle Marketing Outline

Section I: Executive Summary

1)	Company Summary
a.	Publically traded (NASDAQ:[BE]), shareholder breakdown, ADTV, IPO date, stock price chart, Commerical banking relationship (SunTrust), shares in receivership, etc.
2)	Management team
a.	Proven, strategic management team
b.	Exhibit – Photos and biographies (title, responsibility, years experience, prior experience) of senior management team (CEO, CFO, COO, CIO, Sales heads)
c.	Quality of second tier managers, tenure of associates
3)	Company highlights
a.	Company description with service offering
b.	Value proposition
i.	Industry leading connectivity – payment processing, fraud protection, inventory management, omni channel distribution capabilities
ii.	Superior integrated order management, contact center, global fulfillment and business intelligence capabilities
iii.	Industry leading platform of technology and facilities
c.	Key Differentiators
i.	Performance excellence (KPI statistics)
ii.	Technology platform (back end integration ability (payment processing, inventory management, supply chain visibility), omni channel partner,
iii.	Data analytics/Business intelligence (e.g. SmartHub)
iv.	High touch, value added services
d.	Customers
i.	Breakdown of top customers – no name basis
ii.	Glue concept – eFulfillment in general and BE in particular as “non-commodity” (~45% customers leave if fulfillment is botched)
1.	Network, SmartHub, Omni-channel solutions, QBRs, SLAs, IT flexibility, inventory intelligence, customer intelligence, etc.
e.	Exhibit – Revenue / EBITDA bar chart (stacked bar with service and freight revenues, potentially including gross margin)
4)	Company history / evolution
a.	Details around formation of company
b.	Exhibit – Timeline of milestones (acquisitions and key customer wins)
5)	End Markets served and business mix / service lines
a.	Business mix / Service lines
1

[DRAFT] Blue Eagle Marketing Outline

i.	As reported description:
1.	eCommerce / Direct to customer
2.	Direct Marketing
3.	B2B & Telecommunications
ii.	eCommerce focus moving forward – evolution of ecommerce fulfillment (Omnichannel)
b.	End Markets (if available):
i.	Apparel
ii.	Jewelry
iii.	Home goods
iv.	Flash sites
v.	Electronics
vi.	Others?
c.	Exhibit – Revenue by service/end market over time

Section II: Investment Considerations

1)	Leading provider of ecommerce fulfillment and value added services
a.	Blue Eagle’s expertise enables speed to market, inventory control and visibility, and fast, flexible, reliable services for its clients
b.	Full-suite of technology, fulfillment (d2c, b2b, omnichannel), and customer contact solutions
i.	Fulfillment and warehouse management
ii.	Transportation
iii.	Value Added Service
c.	Overview of fulfillment process: Receiving, Quality Management, Order Fullfillment, Value Added Services, Returns Processing, and Freight Solutions
d.	Fulfillment trends/results over time
e.	Highlight of key KPI statistics, including same day shipping, 24 hour returns, cycle time, and other metrics where Blue Eagle has competitive advantages
2)	Attractive network of warehouse facilities
a.	Coast-to-coast coverage - national footprint allows us to develop multi-facility fulfillment solutions that deliver to most customers in 1-2 business days using standard shipping
b.	Exhibit – Map of facilities highlighting key customers
i.	Atlanta, GA
ii.	Chicago, IL
iii.	Hebron, KY (2 facilities)
iv.	Columbus, OH (2 facilities)
2

[DRAFT] Blue Eagle Marketing Outline

v.	Pueblo, CO
vi.	Reno, NV
vii.	European Network
b.	Current capacity by location
3)	Long-term relationships with blue-chip customers
a.	Deeply integrated Customer Relationships
i.	Customer overview by end market (retailers, manufacturers, etc.) [if available]
ii.	Top 5/10 Customers, remainder (coded initially)
iii.	Discussion about retention/trends in top customers
b.	Exhibit – Top customer list noting end market, length of relationship and contract status
c.	Customer Case Study – Growth with specific customer
4)	Proprietary, flexible, and scalable IT infrastructure
a.	Overview of Blue Eagle’s technology and benefits
i.	OMS, CRM and WMS overview
ii.	Documentation, Reporting and Integration software overview
iii.	SmartHub overview
b.	Seamless technological and operational integration with customer platforms
c.	Process to developing client specific IT solution and the integration of Blue Eagle technology with a customer’s systems
i.	Definition phase, Development, Testing, Go-live
d.	Exhibit – Screen shots of Blue Eagle IT interface
5)	Favorable industry dynamics support strong organic growth
a.	Overview of burgeoning eCommerce market
b.	Juxtaposition of traditional fulfillment solution and Blue Eagle
6)	Business development and marketing
a.	Dedicated sales team: structure
b.	Discussion of pipeline development and conversion of prospects into opportunities
c.	Detail conversion rate of RFPs
7)	Impressive financial performance and growth profile
a.	Recurring, contractual, and growing revenue
b.	Seasonality discussion – Blue Eagle’s ability to scale quickly as a competitive advantage
c.	Startup investments completed, limited future capex, client contributed capex
d.	ROIC exercise for pricing/onboarding a new client
e.	Tremendous operating leverage – incremental margin analysis
3

[DRAFT] Blue Eagle Marketing Outline

f.	Acquisition history / pipeline; detail of impetus for and success post acquisition
g.	Client level profitability reporting ability (presented on no-names basis)
h.	Exhibit – 2010-2017 Revenue and EBITDA margin % charts

Section III: Industry Overview

1)	eCommerce Industry Size and Growth Projections
a.	Overview of eCommerce market, which represents 7% of overall retail industry in the U.S. and is expected to grow over 13% from 2010 through 2016E
i.	Forrester Research details U.S. online sales forecast from 2012-2017
b.	Traditional retailers continue to adjust model to address shift to online demand
2)	End Market and business mix / service line trends
a.	Apparel / Electronics / Others
b.	Direct-to-Consumer, Direct Marketing, B2B/Telecom,
3)	E-Fulfillment overview
a.	Overview of the fulfillment market for online retail
b.	Address key challenges for e-fulfillment and how Blue Eagle handles these issues (from Saddle Creek E-Fulfillment Report), including: quality, need for customization, system integration, returns, process timing (outbound and receiving), etc.
c.	Outsourcing trends
d.	Key participants
e.	Current and projected performance

Section IV: Financial Overview

1)	Introduction
a.	Overview of the financials
i.	Historical performance
ii.	YTD performance
b.	Run-rate analysis / run-rate margins
c.	Exhibit on historical and projected revenue, gross profit, EBITDA and capital expenditures.
2)	Income Statement Analysis
a.	Revenue overview broken down by services and freight
b.	COGS and gross profit
c.	Operating expenses and EBITDA
d.	Historical, current, and projected trends
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[DRAFT] Blue Eagle Marketing Outline

e.	EBITDA adjustments
f.	Capital expenditures
3)	Balance Sheet Analysis
a.	Overview of the balance sheet
i.	Cash-free, debt-free balance sheet
ii.	Working capital discussion

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